Exhibit 23.4

CAWLEY, GILLESPIE & ASSOCIATES, INC. PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729-1106 512-233-2618	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817-336-2461 FAX 817-877-3728	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944 FAX 713-651-9960

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 27, 2012, relating to the proved oil and gas reserves of GeoResources, Inc. as of January 1, 2012, to the information derived from such report and to the reference to this firm as an expert in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-180243) of Halcón Resources Corporation and in the prospectus, which is part the Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693

Fort Worth, Texas

June 25, 2012